As filed with the Securities and Exchange Commission on March 17, 2008	Registration No. •

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_____________________________________

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

_______________________________

ATNA RESOURCES LTD.

(Exact name of registrant as specified in its charter)

British Columbia, Canada (State or other jurisdiction of incorporation or organization)	Not applicable (I.R.S. Employer Identification No.)

510 – 510 Burrard Street

Vancouver, British Columbia

Canada V6C 3A8

(Address of Principal Executive Offices) (Zip Code)

ATNA RESOURCES LTD.

STOCK OPTION PLAN

(Full title of the plan)

DL Services Inc.

1420 Fifth Avenue, Suite 3400

Seattle, Washington 98101

(Name and address of agent for service)

(206) 903-5448

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered(1)	Amount to be registered(2)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Shares issuable pursuant to options outstanding under the Stock Option Plan	3,187,300	$ 1.36 (3)	$ 4,334,728	$ 170.36
Common Shares reserved for issuance pursuant to the Stock Option Plan	3,299,959	$ 1.29 (4)	$ 4,256,948	$ 167.30
Total Common Shares	6,487,259			$337.66

(1)	Common Shares, no par value, offered by the Registrant pursuant to the Atna Resources Ltd. Stock Option Plan (the “Plan”) described herein.
(2)

The Atna Resources Ltd. Stock Option Plan allows for a maximum issuance under the plan equal to 10% of the issued and outstanding shares of the company. As of March 12, 2008, there were 64,872,588 shares issued and outstanding. We are registering 10% of this number.

(3)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and (h) under the Securities Act of 1933, as amended. The maximum aggregate offering price is based upon the aggregate exercise price of outstanding options.

(4)

The proposed maximum offering price per share and the registration fee were calculated in accordance with rule 457(c) and (h) based on the average high and low prices for the Registrant’s common shares on March 12, 2008, as quoted on the Toronto Stock Exchange.

INTRODUCTORY STATEMENT

This registration statement on Form S-8 registers 6,487,259 shares of common stock (“Common Shares”) of Atna Resources Ltd. (the “Registrant”) reserved for issuance upon the exercise of any stock option (“Option”) granted pursuant to the Registrant’s Stock Option Plan (the “Plan”). Any Common Shares that are not acquired by an optionee under an Option, which have expired or have been cancelled, may be made the subject of a further Option grant pursuant to the provisions of the Plan.

Pursuant to Rule 416(a) of the United States Securities Act of 1933, as amended (the “Securities Act of 1933”), this registration statement also covers any additional securities that may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

PART I.        INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

* This information is not required to be included in, and is not incorporated by reference in, this registration statement.

PART II.       INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents are incorporated by reference in this registration statement.

(a)

The Registrant’s annual report on Form 20-F for the year ended December 31, 2006 filed with the United States Securities and Exchange Commission (“SEC”) on March 30, 2007, and as amended on January 4, 2008.

(b)

All other reports filed pursuant to Section 13(a) or 15(d) of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act of 1934”), since the end of the fiscal year covered by the Registrant’s annual report incorporated by reference herein pursuant to (a) above.

(c)

The description of the Registrant’s securities contained in the Registrant’s registration statement on Form 20-FR filed under the Exchange Act of 1934 on June 23, 1997, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

Articles of the Registrant

Part 21 of the Registrant’s Articles (filed as an exhibit to the Registrant’s 20-F filed on April 5, 2005) provide that the Registrant must indemnify directors, former directors, alternate directors and senior officers including his or her heirs and legal personal representatives against all eligible penalties to which they may be liable. The Registrant must also pay the expenses of any such person in respect of an eligible proceeding after the final disposition of that proceeding. The Registrant may also indemnify any person, subject to the restrictions of the British Columbia Business Corporations Act (the “BCBCA”). The Registrant may also purchase insurance for the benefit of directors, officers, employees or agents.

BCBCA Indemnification

Under the BCBCA, a company may indemnify a current or former officer or director against any judgment, penalty or fine awarded or imposed in connection with, or amount paid in settlement of, any current, threatened, pending or completed legal proceeding or investigative action in respect of which such officer or director is a party or may be liable for a judgment penalty, fine or expenses by reason of such individual having been an officer or director.

A company may pay all expenses incurred by an officer or director actually and reasonably incurred in connection with such a proceeding after the final disposition of such proceeding and must pay all expenses reasonably incurred if the officer or director is substantially successful on the merits in the outcome of the proceeding or wholly successful on the merits or otherwise. Among other circumstances, a company shall not indemnify a current or former officer or director if such individual did not act honestly and in good faith with a view to the best interests of the company or if the individual did not have reasonable grounds for believing that his or her conduct in respect of which the proceeding was brought was lawful. Further, a company can not indemnify or cover the expenses of any officer or director in respect of any proceeding brought by or on behalf of the company or an associated corporation. The Supreme Court of British Columbia may on the application of a corporation or individual seeking indemnification, order indemnification of any liability or expense incurred by such individual in respect of any proceeding described above.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Atna pursuant to Atna’s Articles or any indemnification agreement, Atna has been informed that in the opinion of the SEC such indemnification is against public policy as expressed under the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

Exhibit Number	Exhibit
4.1	Atna Resources Ltd. Stock Option Plan (incorporated by reference to Appendix A to Exhibit 15.1 of the Registrant’s Form 20-F filed with the SEC on March 30, 2007)
4.2	Form of Atna Resources Ltd. Option Agreement
5.1	Opinion of Lawson Lundell LLP
23.1	Consent of DeVisser Gray LLP, Independent Registered Public Accountants
23.2	Consent of Lawson Lundell LLP (contained in its opinion filed as Exhibit 5.1 to this Registration Statement)
24.1	Power of Attorney (see page II-6 of this Registration Statement )

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represents no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)           That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, on March 17, 2008.

ATNA RESOURCES LTD. /s/ David Watkins _____________________________________ Name: David H. Watkins Title: Chief Executive Officer and Chairman of the Board

POWERS OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David Watkins, Bill Stanley, and Bonnie Whelan, as his/her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ David Watkins David H. Watkins	President, Chief Executive Officer and Director	March 17, 2008
/s/ G. Ross McDonald G. Ross McDonald	Chief Financial Officer (Principal Accounting Officer and Controller)	March 13, 2008
/s/ Glen D. Dickson Glen D. Dickson	Chairman of the Board	March 13, 2008
/s/ James K.B. Hesketh James K.B. Hesketh	Director	March 14, 2008
/s/ William J. Coulter William J. Coulter	Director	March 13, 2008

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Registration Statement, solely in the capacity of the duly authorized representative of the Registrant in the United States on this 14th day of March, 2008.

By: /s/ James K.B. Hesketh _________________________________ James K.B. Hesketh Director

EXHIBIT INDEX

Exhibit Number	Exhibit
4.1	Atna Resources Ltd. Stock Option Plan (incorporated by reference to Appendix A to Exhibit 15.1 of the Registrant’s Form 20-F filed with the SEC on March 30, 2007)
4.2	Form of Atna Resources Ltd. Option Agreement
5.1	Opinion of Lawson Lundell LLP
23.1	Consent of DeVisser Gray LLP, Independent Registered Public Accountants
23.2	Consent of Lawson Lundell LLP (contained in its opinion filed as Exhibit 5.1 to this Registration Statement)
24.1	Power of Attorney (see page II-6 of this Registration Statement )